Exhibit 99.2

Release date: September 24, 2001

Contacts:

Investor Relations:                        Media Relations:
Harlan Flint                               Calvin Mitchell
Instinet Group Incorporated                Instinet Group Incorporated
212 310 7264                               212 310 7520
harlan.flint@instinet.com                  calvin.mitchell@instinet.com




                  INSTINET ANNOUNCES OUTLOOK FOR THIRD QUARTER
                         AND RELEASES U.S. SHARE VOLUMES

NEW YORK, September 24, 2001 - Instinet Group Incorporated (Nasdaq: INET) announced today that it expects earnings for the third quarter of 2001 to be impacted by the tragic events of September 11 and by lower-than-anticipated U.S. equity share volumes during the quarter.

"The depth of the human tragedy is unfathomable, and our thoughts and prayers are with all those who are suffering," said Douglas Atkin, President and CEO of Instinet Group Incorporated. Instinet's Clearing and Settlement operations as well as a telecommunications hub were located in the World Trade Center. "We are facing the trauma of losing two employees, who we will miss deeply, and the strain on our staff that this crisis has evoked," said Atkin. "However," he added, "our entire team has pulled together, working tirelessly, cooperatively, and effectively."

"From a technical and operational standpoint, our back-up systems performed superbly and rapidly, and our U.S. equity business resumed without incident when the U.S. markets reopened," said Atkin. Further, he noted that the company's international operations continued without interruption throughout the crisis. "Going forward," he said, "we believe that Instinet's market leadership and strong balance sheet will enable us to overcome any short-term challenges and continue to provide innovative trading and independent research services to our global client base."

The company continues to assess the impact of the recent tragedy on third quarter results. It estimates that the impact to pre-tax earnings in the third quarter will be approximately $18 million, or $0.04 cents per share after tax, consisting primarily of lost revenue associated with the four-day closure of U.S. equity markets. The company believes that substantially all assets physically located at the World Trade Center were covered by its insurance.

Additionally, for most of the third quarter, weak economic conditions and other factors have dampened overall market volumes, and have resulted in reduced trading by some of Instinet's broker-dealer customers. Average daily volumes have improved markedly during September, normally the strongest month in this seasonally slow period, but the forced four-day closure of U.S. markets will impact volumes this month and therefore for the quarter as a whole. Instinet's share of trading volume in Nasdaq-listed equity securities is expected to be
13.3 - 13.5% in the third quarter, slightly ahead of the comparable period in 2000 but below the second quarter level.

Instinet anticipates that third quarter 2001 earnings will be between $0.07 and $0.09 per share, taking into account the estimated $0.04 per share impact of recent events but excluding the one-time pretax charge of $25 million related to restructuring that was previously announced.

Disclosure of Monthly U.S. Equity Trading Volumes

Beginning with this release, Instinet will disclose its U.S. equity trading volume on a monthly basis. In the future, these volume figures will be disclosed approximately five business days after the end of each month. For convenience, the table immediately below shows Instinet's U.S. equity trading volume for each month between January 1999 and August 2001. *

           Instinet U.S. Equity Trading Volume by Month (million shares)

          ----------------------------------------------------------------------------------------
                        2001                         2000                         1999
            Nasdaq-   Exchange-  Total   Nasdaq-   Exchange-   Total   Nasdaq-  Exchange-  Total
            listed     listed            listed     listed             listed    listed
          ----------------------------------------------------------------------------------------
  January    7,092       985     8,077    4,078       634      4,712    2,841      443     3,284
 February    5,712       776     6,488    3,769       576      4,345    2,564      409     2,973
    March    7,249       928     8,177    5,007       753      5,760    3,070      527     3,597
    April    6,998       875     7,873    4,961       708      5,669    3,179      532     3,711
      May    6,153       838     6,991    4,382       748      5,130    2,621      445     3,066
     June    5,625       899     6,524    4,302       821      5,123    2,767      480     3,247
     July    4,951       847     5,798    4,172       757      4,929    2,784      511     3,295
   August    4,218       821     5,039    4,221       840      5,061    2,849      517     3,366
September                                 4,679       803      5,482    2,828      483     3,311
  October                                 6,375      1,008     7,383    3,046      550     3,596
 November                                 5,513       814      6,327    3,259      493     3,752
 December                                 5,931       859      6,790    3,405      545     3,950
          ----------------------------------------------------------------------------------------


Weekly Release of Preliminary Volumes

Additionally, Instinet will soon begin to make available on its website its preliminary U.S. equity trading volume on a weekly basis. Each week, the company will disclose its average daily volume for the prior week. There may be some adjustment to these weekly numbers in calculating final monthly share volumes. The weekly update will be accessible using the following URL: http://www.instinet.com. For convenience, the table below shows weekly average daily equity trading volume from the beginning of July 2001. *


    Instinet Average Daily Equity Trading Volume (million shares)

   --------------------------------------------------------------
    3Q01      Ending   # trading    Nasdaq-   Exchange-    Total
    Week                  days      listed     listed
   --------------------------------------------------------------
      1      07/06/01      4         189.1       32.9      222.0
      2      07/13/01      5         261.8       43.7      305.5
      3      07/20/01      5         275.8       43.2      319.0
      4      07/27/01      5         231.8       41.8      273.6
      5      08/03/01      5         201.7       40.0      241.7
      6      08/10/01      5         184.6       36.0      220.6
      7      08/17/01      5         181.2       35.3      216.6
      8      08/24/01      5         181.1       35.4      216.6
      9      08/31/01      5         170.1       31.9      201.9
      10     09/07/01      4         242.4       44.2      286.6
      11     09/14/01      1         204.9       38.0      242.8
      12     09/21/01      5         292.8       59.0      351.8
   ---------------------------------------------------------------
   Note: During the week ending 9/14/01, U.S. equity markets were closed for four days due to terrorist attacks on the U.S.



* For a description of how we calculate our Nasdaq volumes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Nasdaq Volume Calculations" in the Prospectus dated May 17, 2001.


About Instinet

Instinet, through affiliates, is one of the world's largest electronic agency securities brokers and has been providing investors with electronic trading solutions for more than 30 years. Instinet operates an e-financial marketplace where buyers and sellers worldwide can trade securities directly and anonymously with each other, and have the opportunity to lower their overall trading costs. Through its electronic platforms, customers can access 40 securities markets throughout the world. With major offices in New York, London, Paris, Frankfurt, Tokyo, and Hong Kong, Instinet provides its customers with access to research generated by Instinet and by third parties, as well as various informational and decision-making tools. For more information, please go to www.instinet.com.



                                      # # #

This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security.

(C) 2001 Instinet Corporation and its affiliated companies. All rights reserved. Member NASD/SIPC. INSTINET and the INSTINET Mark are service marks in the United States and in other countries throughout the world. Approved for distribution in the UK by Instinet UK Limited, which is regulated by the SFA and a member of the LSE. Instinet Corporation is a subsidiary of Instinet Group Incorporated.

This news release may be deemed to include forward-looking statements relating to Instinet. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are described in Instinet's prospectus contained in its registration statement on Form S-1, filed with the SEC on May 17, 2001 and available on its website, under the heading `Risk Factors', and other documents filed with the SEC and available on the company's website. Certain information regarding Nasdaq trading volumes is also included in the registration statement.